                                AMENDMENTS TO THE
                          AMENDED AND RESTATED BY-LAWS
                                       OF
                         AMERICAN ITALIAN PASTA COMPANY

     The Amended and Restated By-laws of American Italian Pasta Company are amended as follows:

1.   A new Section 16 is added to Article III to read as follows:

     "SECTION 16. CHAIRMAN OF THE BOARD

     The Chairman of the Board, if one is elected, shall, if present, preside at meetings of the stockholders and the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the
Board of Directors or as may be prescribed by these By-laws. The Chairman of the
Board shall report to the Board of Directors."

2.   Section 1 of Article V is amended by striking out "a Chairman of the Board,"
from the first sentence, which, as so amended, reads as follows: "The officers of the Corporation shall be a Chief Executive Office, a President, a Chief
Financial Officer and a Secretary, all of whom shall be elected by the Board of
Directors."

3.   Section 3 of Article V is amended by striking out "or the Chairman of the
Board" from the first sentence, which, as so amended, reads as follows: "All elected or appointed officers and agents shall have such authority and perform such duties as may be provided in the By-laws or as may be determined by the
Board of Directors."

4.   Section 3 of Article V is amended by striking out ", or by the Chairman of the Board with respect to all officers and agents subordinate to him" from the second sentence, which, as so amended, reads as follows: "They shall receive such compensation for their services as may be determined by the Board of
Directors."

5.   Section 4 of Article V is removed in its entirety.

6.   Section 5 of Article V is amended by striking out "Subject to such supervisory powers, if any, as may be given by the Board of Directors to the
Chairman of the Board, if there be such an officer, the" from the first sentence, which, as so amended, reads as follows: "The Chief Executive Officer of the Corporation, shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation."

7.   Section 5 of Article V is amended by striking out "SECTION 5" and substituting "SECTION 4."

8.   Section 6 of Article V is amended by striking out "SECTION 6" and substituting "SECTION 5."

9.   Section 7 of Article V is amended by striking out "SECTION 7" and substituting "SECTION 6."

10.   Section 8 of Article V is amended by striking out "SECTION 8" and substituting "SECTION 7."

11.   Section 9 of Article V is amended by striking out "SECTION 9" and substituting "SECTION 8."

12.   Section 10 of Article V is amended by striking out ", the Chairman of the
Board" from the second sentence, which, as so amended, reads as follows: "Other officers and agents may be removed either for cause or without cause by the
Board of Directors or the Chief Executive Officer.

13.   Section 10 of Article V is amended by striking out "SECTION 10" and substituting "SECTION 9."

14.   Section 11 of Article V is amended by striking out "SECTION 11" and substituting "SECTION 10."